Putnam Money Market Fund, September 30, 2006, annual shareholder report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended September 30, 2006, Putnam Management has assumed $40,782 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A	126,307
		Class B	8,115
		Class C	696

72DD2		Class M	1,710
		Class R	2,361
		Class T	4,405

73A1		Class A	0.0425
		Class B	0.0375
		Class C	0.0375

74A2		Class M	0.0410
		Class R	0.0375
		Class T	0.0400

74U1		Class A	2,870,995
		Class B	174,150
		Class C	15,722

74U2		Class M	41,887
		Class R	153,988
		Class T	9,507

74V1		Class A	1.0000
		Class B	1.0000
		Class C	1.0000

74V2		Class M	1.0000
		Class R	1.0000
		Class T	1.0000

61	Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B	Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.